Exhibit 99.1

News Release
Contacts:
Dana Ripley	Sean O’Connor
Media	Investors/Analysts
(612) 303-3167	(612) 303-0778

U.S. BANCORP REPORTS FOURTH QUARTER AND FULL YEAR 2014 EARNINGS

Achieves Record Net Income and EPS for the Full Year 2014

MINNEAPOLIS, January 21, 2015 — U.S. Bancorp (NYSE: USB) today reported net income of $1,488 million for the fourth quarter of 2014, or $.79 per diluted common share, compared with $1,456 million, or $.76 per diluted common share, in the fourth quarter of 2013. The fourth quarter of 2014 reflected notable items related to equity investments, charitable contributions and accruals for legal matters that, combined, increased diluted earnings per common share for the current quarter by $.01.

Highlights for the full year 2014 included:

•	Record full year 2014 net income of $5.85 billion

•	Record full year diluted earnings per common share of $3.08, 2.7 percent higher than 2013

•	Industry-leading performance measures, including return on average assets of 1.54 percent, return on average common equity of 14.7 percent and efficiency ratio of 53.2 percent

•	Returned 72 percent of 2014 earnings to shareholders through dividends and share buybacks

Highlights for the fourth quarter of 2014 included:

•

Growth in average total loans of 5.9 percent over the fourth quarter of 2013 (5.5 percent excluding the Charter One franchise acquisition in late June 2014 and 7.1 percent excluding covered loans) and 1.0 percent on a linked quarter basis (1.2 percent excluding covered loans)

•	Growth in average total commercial loans of 15.5 percent over the fourth quarter of 2013 and 2.9 percent over the third quarter of 2014

•	Growth in average total commercial real estate loans of 4.2 percent over the fourth quarter of 2013 and .3 percent over the third quarter of 2014

•	Growth in average commercial and commercial real estate commitments of 13.3 percent year-over-year and 3.0 percent over the prior quarter

•	Strong new lending activity of $63.9 billion during the fourth quarter, including:

•	$44.2 billion of new and renewed commercial and commercial real estate commitments

•	$2.9 billion of lines related to new credit card accounts

•	$16.8 billion of mortgage and other retail loan originations

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

•	Net interest income growth over the fourth quarter of 2013 and third quarter 2014

•	Average earning assets growth of 11.1 percent year-over-year and 2.5 percent linked quarter

•	Continued strong growth in lower cost core deposit funding on a year-over-year and linked quarter basis

•

Decline in net charge-offs of 8.3 percent on a linked quarter basis and 1.3 percent on a year-over-year basis. Provision for credit losses was $20 million less than net charge-offs in the current quarter

•	Allowance for credit losses to period-end loans was 1.77 percent at December 31, 2014

•	Annualized net charge-offs to average total loans ratio decreased to .50 percent

•	Decreases in nonperforming assets of 11.2 percent on a year-over-year basis and 6.0 percent on a linked quarter basis

•	Growth in average total deposits of 7.2 percent over the fourth quarter of 2013 (5.5 percent excluding the Charter One acquisition) and 1.6 percent on a linked quarter basis

•	Average low cost deposits, including noninterest-bearing and total savings deposits, grew by 9.6 percent year-over-year and 2.4 percent on a linked quarter basis

•	Capital generation continued to reinforce capital position and returns. Ratios at December 31, 2014, were:

•	Basel III transitional standardized approach:

•	Common equity tier 1 capital ratio of 9.7 percent

•	Tier 1 capital ratio of 11.3 percent

•	Total risk-based capital ratio of 13.6 percent

•

Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach of 9.0 percent and for the Basel III fully implemented advanced approaches of 11.8 percent

•	Returned 66 percent of fourth quarter earnings to shareholders through dividends and the buyback of 11 million common shares

•	Compliant with fully implemented U.S. Liquidity Coverage Ratio (“LCR”) based on the Company’s interpretation of the U.S. final LCR rule

•

The notable items in the fourth quarter of 2014 included a $124 million gain related to an equity interest in Nuveen Investments (“Nuveen gain”) and $88 million of additional noninterest expense comprised of $35 million of charitable contributions and $53 million related to recent developments in certain legal matters.

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

EARNINGS SUMMARY	Table 1
($ in millions, except per-share data)

	4Q 2014	3Q 2014	4Q 2013	Percent Change 4Q14 vs 3Q14	Percent Change 4Q14 vs 4Q13	Full Year 2014	Full Year 2013	Percent Change
Net income attributable to U.S. Bancorp	$1,488	$1,471	$1,456	1.2	2.2	$5,851	$5,836	.3
Diluted earnings per common share	$.79	$.78	$.76	1.3	3.9	$3.08	$3.00	2.7
Return on average assets (%)	1.50	1.51	1.62			1.54	1.65
Return on average common equity (%)	14.4	14.5	15.4			14.7	15.8
Net interest margin (%)	3.14	3.16	3.40			3.23	3.44
Efficiency ratio (%)	54.3	52.4	54.9			53.2	52.4
Tangible efficiency ratio (%) (a)	53.3	51.3	53.7			52.2	51.3
Dividends declared per common share	$.245	$.245	$.230	—	6.5	$.965	$.885	9.0
Book value per common share (period-end)	$21.68	$21.38	$19.92	1.4	8.8

(a)	Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses) and intangible amortization.

Net income attributable to U.S. Bancorp was $1,488 million for the fourth quarter of 2014, 2.2 percent higher than the $1,456 million for the fourth quarter of 2013, and 1.2 percent higher than the $1,471 million for the third quarter of 2014. Diluted earnings per common share of $.79 in the fourth quarter of 2014 were $.03 higher than the fourth quarter of 2013 and $.01 higher than the previous quarter. Return on average assets and return on average common equity were 1.50 percent and 14.4 percent, respectively, for the fourth quarter of 2014, compared with 1.62 percent and 15.4 percent, respectively, for the fourth quarter of 2013. The provision for credit losses was lower than net charge-offs by $20 million in the fourth quarter of 2014, $25 million lower than net charge-offs in the third quarter of 2014, and $35 million lower than net charge-offs in the fourth quarter of 2013.

U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “U.S. Bancorp delivered another solid financial performance in 2014 with record full year net income of $5.85 billion, or $3.08 per diluted common share. Our fourth quarter results were also solid with net income of $1.49 billion, or $.79 per diluted common share. We maintained our industry-leading performance measures, including return on average assets (ROA) of 1.54 percent, return on average common equity (ROE) of 14.7 percent, and an efficiency ratio of 53.2 percent for the full year of 2014. We are proud of the hard work and dedication of our global team and for their commitment to providing customers with a diverse array of banking products and services, backed by the financial strength of U.S. Bancorp.”

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

Davis continued, “In 2014, we demonstrated our ability to create value for our shareholders and customers by returning 72 percent of our earnings to shareholders through dividends and share buybacks, and by generating steady growth in commercial and consumer lending, new credit card accounts, total deposits, and wealth management services. The diversification of our business profile continues to be a key advantage for the organization. We are particularly encouraged by the 5.7 percent growth in total net revenue, the 15.5 percent growth in average total commercial loans, and the 7.2 percent growth in average total deposits over the fourth quarter of last year. At the same time, we are preserving our strong capital position with our key capital ratios at or above our targets.”

“As we head into 2015, we remain committed to investing in a strategy centered on helping our retail, wholesale and institutional customers establish financially secure futures. We are well positioned for growth as the economic environment shows signs of improvement and our customers look for a strong and stable banking partner to help them achieve their distinct financial goals and objectives.”

INCOME STATEMENT HIGHLIGHTS	Table 2
(Taxable-equivalent basis, $ in millions, except per-share data)

	4Q 2014	3Q 2014	4Q 2013	Percent Change 4Q14 vs 3Q14	Percent Change 4Q14 vs 4Q13	Full Year 2014	Full Year 2013	Percent Change
Net interest income	$2,799	$2,748	$2,733	1.9	2.4	$10,997	$10,828	1.6
Noninterest income	2,370	2,242	2,156	5.7	9.9	9,164	8,774	4.4

Total net revenue	5,169	4,990	4,889	3.6	5.7	20,161	19,602	2.9
Noninterest expense	2,804	2,614	2,682	7.3	4.5	10,715	10,274	4.3

Income before provision and taxes	2,365	2,376	2,207	(.5)	7.2	9,446	9,328	1.3
Provision for credit losses	288	311	277	(7.4)	4.0	1,229	1,340	(8.3)

Income before taxes	2,077	2,065	1,930	.6	7.6	8,217	7,988	2.9
Taxable-equivalent adjustment	55	56	56	(1.8)	(1.8)	222	224	(.9)
Applicable income taxes	521	523	403	(.4)	29.3	2,087	2,032	2.7

Net income	1,501	1,486	1,471	1.0	2.0	5,908	5,732	3.1
Net (income) loss attributable to noncontrolling interests	(13)	(15)	(15)	13.3	13.3	(57)	104	nm

Net income attributable to U.S. Bancorp	$1,488	$1,471	$1,456	1.2	2.2	$5,851	$5,836	.3

Net income applicable to U.S. Bancorp common shareholders	$1,420	$1,405	$1,389	1.1	2.2	$5,583	$5,552	.6

Diluted earnings per common share	$.79	$.78	$.76	1.3	3.9	$3.08	$3.00	2.7

Net income attributable to U.S. Bancorp for the fourth quarter of 2014 was $32 million (2.2 percent) higher than the fourth quarter of 2013, and $17 million (1.2 percent) higher than the third quarter of 2014.

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

The increase in net income year-over-year was principally due to an increase in total net revenue, driven by increases in net interest income and fee-based revenue, and the net impact of notable items. The increase in net income on a linked quarter basis was due to higher net interest income, the net impact of the notable items and a decrease in the provision for credit losses.

Total net revenue on a taxable-equivalent basis for the fourth quarter of 2014 was $5,169 million, which was $280 million (5.7 percent) higher than the fourth quarter of 2013, reflecting a 9.9 percent increase in noninterest income and a 2.4 percent increase in net interest income. Noninterest income increased year-over-year due to higher revenue in most fee businesses and higher other income, including the impact of the Nuveen gain. The increase in net interest income year-over-year was the result of an increase in average earning assets and continued growth in lower cost core deposit funding, partially offset by lower loan fees due to the previously communicated wind down of the short-term, small-dollar deposit advance product, Checking Account Advance (“CAA”). Total net revenue on a taxable-equivalent basis was $179 million (3.6 percent) higher on a linked quarter basis due to a 5.7 percent increase in noninterest income as a result of the Nuveen gain and a 1.9 percent increase in net interest income, the result of an increase in average earning assets and growth in lower cost deposits.

Total noninterest expense in the fourth quarter of 2014 was $2,804 million, which was $122 million (4.5 percent) higher than the fourth quarter of 2013 and $190 million (7.3 percent) higher than the third quarter of 2014. The increase in total noninterest expense year-over-year was primarily due to accruals related to recent developments in several legal matters, charitable contributions and an increase in compensation expense, reflecting the impact of merit increases, acquisitions, and higher staffing for risk and compliance activities. The increase in total noninterest expense on a linked quarter basis was due to seasonally higher costs related to investments in tax-advantaged projects and professional services and the notable items, including the charitable contributions and legal accruals.

The Company’s provision for credit losses for the fourth quarter of 2014 was $288 million, $23 million (7.4 percent) lower than the prior quarter and $11 million (4.0 percent) higher than the fourth quarter of 2013. The provision for credit losses was lower than net charge-offs by $20 million in the fourth quarter of 2014, $25 million lower than net charge-offs in the third quarter of 2014, and $35 million lower than net charge-offs in the fourth quarter of 2013. Net charge-offs in the fourth quarter of 2014 were $308 million, compared with $336 million in the third quarter of 2014, and $312 million in the fourth quarter of 2013. Given current economic conditions, the Company expects the level of net charge-offs to remain relatively stable in the first quarter of 2015.

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

Nonperforming assets were $1,808 million at December 31, 2014, compared with $1,923 million at September 30, 2014, and $2,037 million at December 31, 2013. The decrease in nonperforming assets compared with a year ago was driven primarily by reductions in the commercial, commercial mortgage and construction and development portfolios, as well as by improvement in credit card loans. The Company expects total nonperforming assets to remain relatively stable in the first quarter of 2015. The ratio of the allowance for credit losses to period-end loans was 1.77 percent at December 31, 2014, compared with 1.80 percent at September 30, 2014, and 1.93 percent at December 31, 2013. Certain loans acquired by the Company are covered under loss sharing agreements with the FDIC that substantially reduce the risk of credit losses to the Company (“covered assets”). The loss sharing agreement for the commercial and commercial real estate loans acquired from the FDIC, which comprised the majority of the nonperforming covered assets, expired at the end of the fourth quarter of 2014.

NET INTEREST INCOME	Table 3
(Taxable-equivalent basis; $ in millions)

	4Q 2014	3Q 2014	4Q 2013	Change 4Q14 vs 3Q14	Change 4Q14 vs 4Q13	Full Year 2014	Full Year 2013	Change
Components of net interest income
Income on earning assets	$3,158	$3,114	$3,125	$44	$33	$12,454	$12,513	$(59)
Expense on interest-bearing liabilities	359	366	392	(7)	(33)	1,457	1,685	(228)

Net interest income	$2,799	$2,748	$2,733	$51	$66	$10,997	$10,828	$169

Average yields and rates paid
Earning assets yield	3.54%	3.58%	3.89%	(.04)%	(.35)%	3.65%	3.97%	(.32)%
Rate paid on interest-bearing liabilities	.55	.57	.68	(.02)	(.13)	.58	.73	(.15)

Gross interest margin	2.99%	3.01%	3.21%	(.02)%	(.22)%	3.07%	3.24%	(.17)%

Net interest margin	3.14%	3.16%	3.40%	(.02)%	(.26)%	3.23%	3.44%	(.21)%

Average balances
Investment securities (a)	$98,164	$93,141	$77,248	$5,023	$20,916	$90,327	$75,046	$15,281
Loans	246,421	243,867	232,791	2,554	13,630	241,692	227,474	14,218
Earning assets	354,961	346,422	319,516	8,539	35,445	340,994	315,139	25,855
Interest-bearing liabilities	259,938	254,501	229,201	5,437	30,737	249,972	230,400	19,572

(a)	Excludes unrealized gain (loss)

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

Net Interest Income

Net interest income on a taxable-equivalent basis in the fourth quarter of 2014 was $2,799 million, an increase of $66 million (2.4 percent) over the fourth quarter of 2013. The increase was the result of growth in average earning assets and in lower cost core deposit funding, partially offset by lower rates on new loans and securities and the CAA product wind down. Average earning assets were $35.4 billion (11.1 percent) higher than the fourth quarter of 2013, driven by increases of $20.9 billion (27.1 percent) in average investment securities and $13.6 billion (5.9 percent) in average total loans. Net interest income increased $51 million (1.9 percent) on a linked quarter basis, due to higher average earning assets, partially offset by lower loan and investment securities rates. The net interest margin in the fourth quarter of 2014 was 3.14 percent, compared with 3.40 percent in the fourth quarter of 2013, and 3.16 percent in the third quarter of 2014. The decline in the net interest margin on a year-over-year basis primarily reflected lower reinvestment rates on investment securities, as well as growth in the investment portfolio at lower average rates, lower loan fees due to the CAA product wind down, and lower rates on new loans, partially offset by lower funding costs. On a linked quarter basis, the reduction in net interest margin was principally due to growth in lower rate investment securities, partially offset by interest recoveries.

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

AVERAGE LOANS	Table 4
($ in millions)

	4Q 2014	3Q 2014	4Q 2013	Percent Change 4Q14 vs 3Q14	Percent Change 4Q14 vs 4Q13	Full Year 2014	Full Year 2013	Percent Change
Commercial	$74,333	$72,190	$63,714	3.0	16.7	$70,549	$62,012	13.8
Lease financing	5,292	5,155	5,210	2.7	1.6	5,185	5,262	(1.5)

Total commercial	79,625	77,345	68,924	2.9	15.5	75,734	67,274	12.6
Commercial mortgages	31,783	31,965	31,780	(.6)	—	31,949	31,429	1.7
Construction and development	9,183	8,874	7,538	3.5	21.8	8,643	6,808	27.0

Total commercial real estate	40,966	40,839	39,318	.3	4.2	40,592	38,237	6.2
Residential mortgages	51,872	51,994	50,732	(.2)	2.2	51,818	47,982	8.0
Credit card	17,990	17,753	17,366	1.3	3.6	17,635	16,813	4.9
Retail leasing	5,939	5,991	5,847	(.9)	1.6	5,981	5,654	5.8
Home equity and second mortgages	15,853	15,704	15,488	.9	2.4	15,564	15,887	(2.0)
Other	27,317	27,003	26,059	1.2	4.8	26,808	25,584	4.8

Total other retail	49,109	48,698	47,394	.8	3.6	48,353	47,125	2.6

Total loans, excluding covered loans	239,562	236,629	223,734	1.2	7.1	234,132	217,431	7.7

Covered loans	6,859	7,238	9,057	(5.2)	(24.3)	7,560	10,043	(24.7)

Total loans	$246,421	$243,867	$232,791	1.0	5.9	$241,692	$227,474	6.3

Average total loans were $13.6 billion (5.9 percent) higher in the fourth quarter of 2014 than the fourth quarter of 2013, driven by growth in total commercial loans (15.5 percent), total commercial real estate (4.2 percent), credit card (3.6 percent), residential mortgages (2.2 percent), and total other retail loans (3.6 percent). These increases were partially offset by a decline in covered loans (24.3 percent). Average total loans, excluding covered loans, were higher by 7.1 percent year-over-year. Average total loans were $2.6 billion (1.0 percent) higher in the fourth quarter of 2014 than the third quarter of 2014, driven by growth in total commercial loans (2.9 percent), credit card (1.3 percent), total other retail loans (.8 percent) and total commercial real estate (.3 percent). These increases were partially offset by a decline in covered loans (5.2 percent) and residential mortgages (.2 percent). Average total loans, excluding covered loans, were higher by 1.2 percent on a linked quarter basis.

Average investment securities in the fourth quarter of 2014 were $20.9 billion (27.1 percent) higher year-over-year and $5.0 billion (5.4 percent) higher than the prior quarter. The increases were primarily due to purchases of U.S. government agency-backed securities, net of prepayments and maturities, in anticipation of final liquidity coverage ratio regulatory requirements.

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

AVERAGE DEPOSITS	Table 5
($ in millions)

	4Q 2014	3Q 2014	4Q 2013	Percent Change 4Q14 vs 3Q14	Percent Change 4Q14 vs 4Q13	Full Year 2014	Full Year 2013	Percent Change
Noninterest-bearing deposits	$76,958	$74,126	$74,468	3.8	3.3	$73,455	$69,020	6.4
Interest-bearing savings deposits
Interest checking	54,199	54,454	50,112	(.5)	8.2	53,248	48,792	9.1
Money market savings	68,914	66,250	57,550	4.0	19.7	63,977	55,512	15.2
Savings accounts	34,955	34,615	32,235	1.0	8.4	34,196	31,916	7.1

Total of savings deposits	158,068	155,319	139,897	1.8	13.0	151,421	136,220	11.2
Time deposits less than $100,000	10,766	11,045	11,979	(2.5)	(10.1)	11,054	12,804	(13.7)
Time deposits greater than $100,000	29,687	30,518	30,562	(2.7)	(2.9)	30,710	32,413	(5.3)

Total interest-bearing deposits	198,521	196,882	182,438	.8	8.8	193,185	181,437	6.5

Total deposits	$275,479	$271,008	$256,906	1.6	7.2	$266,640	$250,457	6.5

Average total deposits for the fourth quarter of 2014 were $18.6 billion (7.2 percent) higher than the fourth quarter of 2013. Average noninterest-bearing deposits increased $2.5 billion (3.3 percent) year-over-year, mainly in Consumer and Small Business Banking, including the $.4 billion impact of the Charter One acquisition. Average total savings deposits were $18.2 billion (13.0 percent) higher year-over-year, the result of growth in Consumer and Small Business Banking, including the $3.3 billion impact of the Charter One acquisition, corporate trust, and in Wholesale Banking and Commercial Real Estate balances. Time deposits less than $100,000 were $1.2 billion (10.1 percent) lower due to maturities, while time deposits greater than $100,000 decreased $875 million (2.9 percent), primarily due to a decline in Wholesale Banking and Commercial Real Estate and Consumer and Small Business Banking balances. Time deposits greater than $100,000 are managed as an alternative to other funding sources, such as wholesale borrowing, based largely on relative pricing.

Average total deposits increased $4.5 billion (1.6 percent) over the third quarter of 2014. Average noninterest-bearing deposits increased $2.8 billion (3.8 percent) on a linked quarter basis, due to higher balances in Wholesale Banking and Commercial Real Estate and Consumer and Small Business Banking. Average total savings deposits increased $2.7 billion (1.8 percent), reflecting increases in corporate trust and Consumer and Small Business Banking, partially offset by a decrease in broker-dealer and government banking related balances. Compared with the third quarter of 2014, average time deposits less than $100,000 decreased $279 million (2.5 percent) due to a decrease in Consumer and Small Business Banking. Average

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

time deposits greater than $100,000 decreased $831 million (2.7 percent) on a linked quarter basis, principally due to a decline in corporate trust balances.

NONINTEREST INCOME	Table 6
($ in millions)

	4Q 2014	3Q 2014	4Q 2013	Percent Change 4Q14 vs 3Q14	Percent Change 4Q14 vs 4Q13	Full Year 2014	Full Year 2013	Percent Change
Credit and debit card revenue	$272	$251	$263	8.4	3.4	$1,021	$965	5.8
Corporate payment products revenue	174	195	166	(10.8)	4.8	724	706	2.5
Merchant processing services	384	387	367	(.8)	4.6	1,511	1,458	3.6
ATM processing services	80	81	79	(1.2)	1.3	321	327	(1.8)
Trust and investment management fees	322	315	297	2.2	8.4	1,252	1,139	9.9
Deposit service charges	180	185	177	(2.7)	1.7	693	670	3.4
Treasury management fees	136	136	130	—	4.6	545	538	1.3
Commercial products revenue	219	209	243	4.8	(9.9)	854	859	(.6)
Mortgage banking revenue	235	260	231	(9.6)	1.7	1,009	1,356	(25.6)
Investment products fees	49	49	45	—	8.9	191	178	7.3
Securities gains (losses), net	1	(3)	1	nm	—	3	9	(66.7)
Other	318	177	157	79.7	nm	1,040	569	82.8

Total noninterest income	$2,370	$2,242	$2,156	5.7	9.9	$9,164	$8,774	4.4

Noninterest Income

Fourth quarter noninterest income was $2,370 million, which was $214 million (9.9 percent) higher than the fourth quarter of 2013 and $128 million (5.7 percent) higher than the third quarter of 2014. The year-over-year increase in noninterest income was due to increases in other income and a majority of fee revenue categories, partially offset by a reduction in commercial products revenue. The increase in other income of $161 million was primarily due to higher equity investment gains, including the Nuveen gain, and increased revenue from tax-advantaged projects. Trust and investment management fees increased $25 million (8.4 percent) year-over-year, reflecting account growth, improved market conditions and business expansion. Merchant processing services revenue was $17 million (4.6 percent) higher as a result of an increase in product fees and higher volumes, partially offset by lower rates. Credit and debit card revenue increased $9 million (3.4 percent) and corporate payment products revenue increased $8 million (4.8 percent) over the fourth quarter of 2013 primarily due to higher transaction volumes. The decrease in commercial products revenue of $24 million (9.9 percent) was primarily due to lower tax-advantaged project syndication fees.

Noninterest income was $128 million (5.7 percent) higher in the fourth quarter of 2014 than the third quarter of 2014, primarily due to a $141 million (79.7 percent) increase in other income, partially offset by

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

lower mortgage banking revenue and seasonally lower corporate payment products revenue. The increase in other income was primarily due to the Nuveen gain and higher revenue from tax-advantaged projects. Credit and debit card revenue increased $21 million (8.4 percent) primarily due to seasonally higher sales volumes. Commercial products revenue increased $10 million (4.8 percent) primarily due to higher loan and tax-advantaged project syndication fees. Trust and investment management fees were $7 million (2.2 percent) higher than the prior quarter due to improved market conditions and higher fees. Partially offsetting these increases were decreases in mortgage banking revenue and corporate payment products revenue. Mortgage banking revenue decreased $25 million (9.6 percent), principally due to a decrease in origination and sales revenue and an $8 million unfavorable change in the valuation of mortgage servicing rights (“MSRs”), net of hedging activities. Corporate payment products revenue decreased $21 million (10.8 percent) on a linked quarter basis, primarily due to the impact of seasonally higher third quarter government-related transaction volumes.

NONINTEREST EXPENSE	Table 7
($ in millions)

	4Q 2014	3Q 2014	4Q 2013	Percent Change 4Q14 vs 3Q14	Percent Change 4Q14 vs 4Q13	Full Year 2014	Full Year 2013	Percent Change
Compensation	$1,151	$1,132	$1,103	1.7	4.4	$4,523	$4,371	3.5
Employee benefits	245	250	275	(2.0)	(10.9)	1,041	1,140	(8.7)
Net occupancy and equipment	248	249	240	(.4)	3.3	987	949	4.0
Professional services	132	102	118	29.4	11.9	414	381	8.7
Marketing and business development	129	78	103	65.4	25.2	382	357	7.0
Technology and communications	219	219	209	—	4.8	863	848	1.8
Postage, printing and supplies	86	81	80	6.2	7.5	328	310	5.8
Other intangibles	51	51	56	—	(8.9)	199	223	(10.8)
Other	543	452	498	20.1	9.0	1,978	1,695	16.7

Total noninterest expense	$2,804	$2,614	$2,682	7.3	4.5	$10,715	$10,274	4.3

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

Noninterest Expense

Noninterest expense in the fourth quarter of 2014 totaled $2,804 million, an increase of $122 million (4.5 percent) over the fourth quarter of 2013, and a $190 million (7.3 percent) increase over the third quarter of 2014. The increase in total noninterest expense year-over-year was primarily the result of the charitable contributions and legal accruals, and higher compensation expense. The increase in compensation expense of $48 million (4.4 percent) reflected the impact of merit increases, acquisitions, and higher staffing for risk and compliance activities. The increase in other noninterest expense of $45 million (9.0 percent) was primarily due to the legal accruals. The increase in marketing and business development expense of $26 million (25.2 percent) was principally due to charitable contributions. Additionally, professional services expense increased $14 million (11.9 percent) due to higher costs across a majority of the lines of business, and technology and communications expense increased $10 million (4.8 percent) as a result of business initiatives across most business lines. Partially offsetting these increases was a $30 million (10.9 percent) reduction in employee benefits expense driven by lower pension costs.

Noninterest expense increased $190 million (7.3 percent) on a linked quarter basis, primarily driven by an increase in other noninterest expense of $91 million (20.1 percent) due to seasonally higher costs related to investments in tax-advantaged projects and the legal accruals. Additionally, marketing and business development expense increased $51 million (65.4 percent) primarily due to charitable contributions and advertising costs. Professional services expense was $30 million (29.4 percent) higher due to seasonally higher costs across a majority of the lines of business including risk and compliance activities. Compensation expense increased $19 million (1.7 percent) principally reflecting the impact of additional employees for risk and compliance activities.

Provision for Income Taxes

The provision for income taxes for the fourth quarter of 2014 resulted in a tax rate on a taxable-equivalent basis of 27.7 percent (effective tax rate of 25.8 percent), compared with 23.8 percent (effective tax rate of 21.5 percent) in the fourth quarter of 2013, and 28.0 percent (effective tax rate of 26.0 percent) in the third quarter of 2014. The increase on a year-over-year basis primarily reflected the affordable housing tax credit change in the first quarter of 2014 and the favorable conclusion of certain tax matters in the fourth quarter of 2013.

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

ALLOWANCE FOR CREDIT LOSSES	Table 8
($ in millions)

	4Q 2014	% (b)	3Q 2014	% (b)	2Q 2014	% (b)	1Q 2014	% (b)	4Q 2013	% (b)
Balance, beginning of period	$4,414		$4,449		$4,497		$4,537		$4,578
Net charge-offs
Commercial	48	.26	52	.29	52	.30	34	.21	33	.21
Lease financing	(2)	(.15)	6	.46	3	.24	2	.16	3	.23

Total commercial	46	.23	58	.30	55	.29	36	.21	36	.21
Commercial mortgages	(3)	(.04)	1	.01	(6)	(.08)	(1)	(.01)	1	.01
Construction and development	(7)	(.30)	3	.13	2	.09	(2)	(.10)	(30)	(1.58)

Total commercial real estate	(10)	(.10)	4	.04	(4)	(.04)	(3)	(.03)	(29)	(.29)
Residential mortgages	39	.30	42	.32	57	.44	57	.45	49	.38
Credit card	160	3.53	158	3.53	170	3.92	170	3.96	163	3.72
Retail leasing	1	.07	—	—	1	.07	—	—	—	—
Home equity and second mortgages	17	.43	24	.61	23	.60	31	.82	37	.95
Other	52	.76	49	.72	45	.68	45	.69	52	.79

Total other retail	70	.57	73	.59	69	.58	76	.65	89	.75

Total net charge-offs, excluding covered loans	305	.51	335	.56	347	.60	336	.60	308	.55
Covered loans	3	.17	1	.05	2	.10	5	.24	4	.18

Total net charge-offs	308	.50	336	.55	349	.58	341	.59	312	.53
Provision for credit losses	288		311		324		306		277
Other changes (a)	(19)		(10)		(23)		(5)		(6)

Balance, end of period	$4,375		$4,414		$4,449		$4,497		$4,537

Components
Allowance for loan losses	$4,039		$4,065		$4,132		$4,189		$4,250
Liability for unfunded credit commitments	336		349		317		308		287

Total allowance for credit losses	$4,375		$4,414		$4,449		$4,497		$4,537

Gross charge-offs	$415		$410		$432		$422		$429
Gross recoveries	$107		$74		$83		$81		$117
Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	1.78		1.81		1.83		1.90		1.94
Nonperforming loans, excluding covered loans	297		291		294		293		297
Nonperforming assets, excluding covered assets	245		245		246		243		242
Period-end loans	1.77		1.80		1.82		1.89		1.93
Nonperforming loans	298		282		279		278		283
Nonperforming assets	242		230		229		225		223

(a)	Includes net changes in credit losses to be reimbursed by the FDIC and reductions in the allowance for covered loans where the reversal of a previously recorded allowance was offset by an associated decrease in the indemnification asset, and the impact of any loan sales.
(b)	Annualized and calculated on average loan balances

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

Credit Quality

The allowance for credit losses was $4,375 million at December 31, 2014, compared with $4,414 million at September 30, 2014, and $4,537 million at December 31, 2013. Nonperforming assets declined on a linked quarter and year-over-year basis as economic conditions continued to slowly improve. Total net charge-offs in the fourth quarter of 2014 were $308 million, compared with $336 million in the third quarter of 2014, and $312 million in the fourth quarter of 2013. The $28 million (8.3 percent) decrease in net charge-offs on a linked quarter basis was due to higher recoveries in the commercial and commercial real estate portfolios and improvement in home equity and second mortgages, while the $4 million (1.3 percent) decrease in net charge-offs on a year-over-year basis reflected improvements in residential mortgages and home equity and second mortgages, partially offset by higher commercial loan net charge-offs and lower recoveries in commercial real estate. The Company recorded $288 million of provision for credit losses in the current quarter, which was $20 million less than net charge-offs.

Commercial and commercial real estate loan net charge-offs were $36 million (.12 percent of average loans outstanding) in the fourth quarter of 2014, compared with $62 million (.21 percent of average loans outstanding) in the third quarter of 2014, and $7 million (.03 percent of average loans outstanding) in the fourth quarter of 2013.

Residential mortgage loan net charge-offs were $39 million (.30 percent of average loans outstanding) in the fourth quarter of 2014, compared with $42 million (.32 percent of average loans outstanding) in the third quarter of 2014, and $49 million (.38 percent of average loans outstanding) in the fourth quarter of 2013. Credit card loan net charge-offs were $160 million (3.53 percent of average loans outstanding) in the fourth quarter of 2014, compared with $158 million (3.53 percent of average loans outstanding) in the third quarter of 2014, and $163 million (3.72 percent of average loans outstanding) in the fourth quarter of 2013. Total other retail loan net charge-offs were $70 million (.57 percent of average loans outstanding) in the fourth quarter of 2014, compared with $73 million (.59 percent of average loans outstanding) in the third quarter of 2014, and $89 million (.75 percent of average loans outstanding) in the fourth quarter of 2013.

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

The ratio of the allowance for credit losses to period-end loans was 1.77 percent at December 31, 2014, compared with 1.80 percent at September 30, 2014, and 1.93 percent at December 31, 2013. The ratio of the allowance for credit losses to nonperforming loans was 298 percent at December 31, 2014, compared with 282 percent at September 30, 2014, and 283 percent at December 31, 2013.

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES	Table 9
(Percent)

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2014	2014	2014	2014	2013
Delinquent loan ratios—90 days or more past due excluding nonperforming loans
Commercial	.05	.05	.06	.06	.08
Commercial real estate	.05	.03	.06	.06	.07
Residential mortgages	.40	.41	.49	.64	.65
Credit card	1.13	1.10	1.06	1.21	1.17
Other retail	.15	.16	.15	.18	.18
Total loans, excluding covered loans	.23	.22	.25	.30	.31
Covered loans	7.48	6.10	6.14	5.83	5.63
Total loans	.38	.39	.43	.49	.51
Delinquent loan ratios—90 days or more past due including nonperforming loans
Commercial	.19	.27	.30	.32	.27
Commercial real estate	.65	.62	.62	.73	.83
Residential mortgages	2.07	2.02	2.06	2.14	2.16
Credit card	1.30	1.32	1.35	1.59	1.60
Other retail	.53	.53	.54	.58	.58
Total loans, excluding covered loans	.83	.84	.87	.95	.97
Covered loans	7.74	7.34	7.73	7.46	7.13
Total loans	.97	1.03	1.08	1.17	1.19

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

ASSET QUALITY	Table 10
($ in millions)

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2014	2014	2014	2014	2013
Nonperforming loans
Commercial	$99	$161	$174	$174	$122
Lease financing	13	12	16	14	12

Total commercial	112	173	190	188	134
Commercial mortgages	175	147	121	156	182
Construction and development	84	94	105	113	121

Total commercial real estate	259	241	226	269	303
Residential mortgages	864	841	818	777	770
Credit card	30	40	52	65	78
Other retail	187	184	191	188	191

Total nonperforming loans, excluding covered loans	1,452	1,479	1,477	1,487	1,476
Covered loans	14	88	119	132	127

Total nonperforming loans	1,466	1,567	1,596	1,619	1,603
Other real estate (a)	288	275	279	296	327
Covered other real estate (a)	37	72	58	73	97
Other nonperforming assets	17	9	10	11	10

Total nonperforming assets (b)	$1,808	$1,923	$1,943	$1,999	$2,037

Total nonperforming assets, excluding covered assets	$1,757	$1,763	$1,766	$1,794	$1,813

Accruing loans 90 days or more past due, excluding covered loans	$550	$532	$581	$695	$713

Accruing loans 90 days or more past due	$945	$962	$1,038	$1,167	$1,189

Performing restructured loans, excluding GNMA and covered loans	$2,832	$2,818	$2,911	$3,006	$3,067

Performing restructured GNMA and covered loans	$2,273	$2,685	$3,072	$3,003	$2,932

Nonperforming assets to loans plus ORE, excluding covered assets (%)	.72	.74	.75	.78	.80
Nonperforming assets to loans plus ORE (%)	.73	.78	.80	.84	.86

(a) Includes equity investments in entities whose principal assets are other real estate owned.

(b) Does not include accruing loans 90 days or more past due.

Nonperforming assets at December 31, 2014, totaled $1,808 million, compared with $1,923 million at September 30, 2014, and $2,037 million at December 31, 2013. Total nonperforming assets at December 31, 2014, included $51 million of covered assets. The ratio of nonperforming assets to loans and other real estate was .73 percent at December 31, 2014, compared with .78 percent at September 30, 2014, and .86 percent at December 31, 2013. Total commercial nonperforming loans were $61 million (35.3 percent) lower on a linked quarter basis and $22 million (16.4 percent) lower year-over-year. Commercial real estate

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

nonperforming loans increased by $18 million (7.5 percent) on a linked quarter basis but decreased $44 million (14.5 percent) year-over-year. Residential mortgage nonperforming loans increased $23 million (2.7 percent) on a linked quarter basis and $94 million (12.2 percent) year-over-year. Credit card nonperforming loans were $10 million (25.0 percent) lower on a linked quarter basis and $48 million (61.5 percent) lower year-over-year. Other retail nonperforming loans increased $3 million (1.6 percent) on a linked quarter basis but decreased $4 million (2.1 percent) year-over-year.

Accruing loans 90 days or more past due were $945 million ($550 million excluding covered loans) at December 31, 2014, compared with $962 million ($532 million excluding covered loans) at September 30, 2014, and $1,189 million ($713 million excluding covered loans) at December 31, 2013.

COMMON SHARES	Table 11
(Millions)

	4Q 2014	3Q 2014	2Q 2014	1Q 2014	4Q 2013
Beginning shares outstanding	1,795	1,809	1,821	1,825	1,832
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	2	2	3	8	6
Shares repurchased	(11)	(16)	(15)	(12)	(13)

Ending shares outstanding	1,786	1,795	1,809	1,821	1,825

Total U.S. Bancorp shareholders’ equity was $43.5 billion at December 31, 2014, compared with $43.1 billion at September 30, 2014, and $41.1 billion at September 30, 2013. During the fourth quarter, the Company returned 66 percent of fourth quarter earnings to shareholders, including $439 million in common stock dividends and $495 million of repurchased common stock.

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

CAPITAL POSITION	Table 12
($ in millions)

	Dec 31 2014	Sep 30 2014	Jun 30 2014	Mar 31 2014	Dec 31 2013
Total U.S. Bancorp shareholders’ equity	$43,479	$43,141	$42,700	$42,054	$41,113
Standardized Approach
Basel III transitional standardized approach/Basel I (a)
Common equity tier 1 capital	$30,856	$30,213	$29,760	$29,463	$27,942
Tier 1 capital	36,020	35,377	34,924	34,627	33,386
Total risk-based capital	43,208	42,509	41,034	40,741	39,340
Common equity tier 1 capital ratio	9.7%	9.7%	9.6%	9.7%	9.4%
Tier 1 capital ratio	11.3	11.3	11.3	11.4	11.2
Total risk-based capital ratio	13.6	13.6	13.2	13.5	13.2
Leverage ratio	9.3	9.4	9.6	9.7	9.6
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach	9.0	9.0	8.9	9.0	8.8
Advanced Approaches
Common equity tier 1 capital to risk-weighted assets for the Basel III transitional advanced approaches	12.4	12.4	12.3
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches	11.8	11.8	11.7
Tangible common equity to tangible assets	7.5	7.6	7.5	7.8	7.7
Tangible common equity to risk-weighted assets	9.3	9.3	9.2	9.3	9.1

(a)	2014 amounts and ratios calculated under the Basel III transitional standardized approach; December 31, 2013, under Basel I

Prior to 2014, the regulatory capital requirements effective for the Company followed the Capital Accord of the Basel Committee on Banking Supervision (“Basel I”). Beginning January 1, 2014, the regulatory capital requirements effective for the Company follow Basel III, subject to certain transition provisions from Basel I over the next four years to full implementation by January 1, 2018. Basel III includes two comprehensive methodologies for calculating risk-weighted assets: a general standardized approach and more risk-sensitive advanced approaches. As of April 1, 2014, the Company exited its parallel run qualification period, resulting in its capital adequacy now being evaluated against the Basel III methodology that is most restrictive. Under the Basel III transitional standardized approach, the common equity tier 1 capital ratio was 9.7 percent at December 31, 2014 and at September 30, 2014. The tier 1 capital ratio was 11.3 percent at December 31, 2014 and at September 30, 2014, compared with 11.2 percent at December 31, 2013. Under the Basel III transitional advanced approaches, the common equity tier 1

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

capital to risk-weighted assets ratio was 12.4 percent at December 31, 2014 and at September 30, 2014. All regulatory ratios continue to be in excess of “well-capitalized” requirements. In addition, the common equity tier 1 capital to risk-weighted assets ratio estimated for the Basel III standardized approach as if fully implemented was 9.0 percent at December 31, 2014 and at September 30, 2014, compared with 8.8 percent at December 31, 2013, and the common equity tier 1 capital to risk-weighted assets ratio estimated for the Basel III advanced approaches as if fully implemented was 11.8 percent at December 31, 2014 and at September 30, 2014. The tangible common equity to tangible assets ratio was 7.5 percent at December 31, 2014, compared with 7.6 percent at September 30, 2014, and 7.7 percent at December 31, 2013.

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)	Table 13
($ in millions)

	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp
Business Line	4Q 2014	3Q 2014	4Q 2013	4Q14 vs 3Q14	4Q14 vs 4Q13	Full Year 2014	Full Year 2013	Percent Change	4Q 2014 Earnings Composition
Wholesale Banking and Commercial Real Estate	$287	$267	$289	7.5	(.7)	$1,115	$1,250	(10.8)	19%
Consumer and Small Business Banking	305	309	389	(1.3)	(21.6)	1,215	1,505	(19.3)	21
Wealth Management and Securities Services	66	61	43	8.2	53.5	237	166	42.8	4
Payment Services	294	298	235	(1.3)	25.1	1,103	980	12.6	20
Treasury and Corporate Support	536	536	500	—	7.2	2,181	1,935	12.7	36

Consolidated Company	$1,488	$1,471	$1,456	1.2	2.2	$5,851	$5,836	.3	100%

(a)	preliminary data

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2014, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients. Wholesale Banking and Commercial Real Estate contributed $287 million of the Company’s net income in the fourth quarter of 2014, compared with $289 million in the fourth quarter of 2013 and $267 million in the third quarter of 2014. Wholesale Banking and Commercial Real Estate’s net income decreased $2 million (.7 percent) from the same quarter of 2013 due to an increase in noninterest expense and a decrease in total net revenue, partially offset by a lower provision for credit losses. Total net revenue declined by $5 million (.6 percent), due to a 12.8 percent decrease in total noninterest income, partially offset by a 5.9 percent increase in net interest income. Net interest income increased $30 million (5.9 percent) year-over-year, primarily due to an increase in average total loans and deposits, partially offset by lower rates and fees on loans. Total noninterest income decreased by $35 million (12.8 percent), driven by lower wholesale transaction activity and loan-related fees, partially offset by increases in commercial bond underwriting fees. Total noninterest expense was $6 million (2.0 percent) higher compared with a year ago, due to an increase in the FDIC insurance assessment allocation based on the level of commitments and higher net shared services expense. The provision for credit losses was $8 million (32.0 percent) lower year-over-year due to a favorable change in the reserve allocation, partially offset by lower recoveries.

Wholesale Banking and Commercial Real Estate’s contribution to net income in the fourth quarter of 2014 was $20 million (7.5 percent) higher than the third quarter of 2014, due to an increase in total net revenue and a decrease in the provision for credit losses, partially offset by an increase in total noninterest expense. Total net revenue increased by $24 million (3.2 percent) compared with the prior quarter. Net interest income increased by $22 million (4.2 percent) on a linked quarter basis, primarily due to higher average loans and interest recoveries. Total noninterest income was $2 million (.8 percent) higher than the prior quarter primarily due to higher equity investment revenue, partially offset by lower commercial products revenue, including standby letters of credit fees and other loan-related fees. Total noninterest

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

expense increased by $5 million (1.6 percent) due to higher compensation and employee benefits expense and seasonally higher net shared services expense. The provision for credit losses decreased by $12 million (41.4 percent) due to higher recoveries, partially offset by an unfavorable change in the reserve allocation.

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices, such as mobile phones and tablet computers. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, workplace banking, student banking and 24-hour banking (collectively, the retail banking division), as well as mortgage banking. Consumer and Small Business Banking contributed $305 million of the Company’s net income in the fourth quarter of 2014, an $84 million (21.6 percent) decrease from the fourth quarter of 2013 and a $4 million (1.3 percent) decrease from the prior quarter. Within Consumer and Small Business Banking, the retail banking division reported a 39.9 percent decrease in its contribution from the same quarter of last year, principally due to lower total net revenue and an increase in total noninterest expense. Retail banking’s total net revenue was 5.1 percent lower than the fourth quarter of 2013. Net interest income decreased 7.7 percent, primarily as a result of lower fees due to the wind down of the CAA product, lower rates on loans and the impact of lower rates on the margin benefit from deposits, partially offset by higher average loan and deposit balances. Total noninterest income for the retail banking division increased 1.3 percent over a year ago, principally due to an increase in retail lease revenue and deposit service charges. Total noninterest expense for the retail banking division in the fourth quarter of 2014 increased 4.4 percent over the same quarter of the prior year, primarily due to merger integration costs and higher compensation and employee benefits expense, partially offset by lower FDIC insurance assessments. The provision for credit losses for the retail banking division increased $70 million on a year-over-year basis due to an unfavorable change in the reserve allocation, partially offset by lower net charge-offs. The contribution of the mortgage banking division was higher by 32.7 percent than the fourth quarter of 2013, reflecting a reduction in the provision for credit losses and an increase in total net revenue. The division’s 4.0 percent increase in total net revenue was due to a 6.0 percent increase in net interest income, primarily the result of higher average loan and deposit balances, as well as a 2.6 percent increase in total noninterest income, principally due to a favorable change in the valuation of MSRs, net of hedging activities. Total noninterest expense was relatively flat compared with the prior year, as higher mortgage servicing-related expenses were partially offset by lower incentive compensation. The 97.3 percent favorable change in the provision for credit losses for the mortgage banking division was due to a favorable change in the reserve allocation and lower net charge-offs.

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

Consumer and Small Business Banking’s contribution in the fourth quarter of 2014 was $4 million (1.3 percent) lower than the third quarter of 2014, primarily due to a decrease in total net revenue, partially offset by a decrease in the provision for credit losses. Within Consumer and Small Business Banking, the retail banking division’s contribution increased 1.7 percent, mainly due to a decrease in the provision for credit losses, partially offset by a decrease in total net revenue. Total net revenue for the retail banking division decreased 1.3 percent compared with the previous quarter. Net interest income was relatively flat compared with the prior quarter due to higher average loan and deposit balances offset by lower rates and lower loan fees. Total noninterest income was 2.9 percent lower on a linked quarter basis, driven by lower deposit service charges. Total noninterest expense increased 1.0 percent on a linked quarter basis due to higher marketing, professional services, and compensation expenses. The provision for credit losses decreased 35.5 percent on a linked quarter basis due to lower net charge-offs and a favorable change in the reserve allocation in the current quarter. The contribution of the mortgage banking division decreased 5.1 percent from the third quarter of 2014 primarily due to a higher provision for credit losses and lower total net revenue. Total net revenue decreased 4.6 percent due to an 8.6 percent decrease in total noninterest income, the result of lower origination and sales revenue as well as an unfavorable change in the valuation of MSRs, net of hedging activities, partially offset by a 1.9 percent increase in net interest income due to higher average loans held for sale and higher average loan balances. Total noninterest expense decreased 10.9 percent, primarily reflecting lower mortgage servicing-related expenses, partially offset by higher compensation and employee benefits expense. The provision for credit losses for the mortgage banking division increased $15 million on a linked quarter basis primarily due to an unfavorable change in the reserve allocation.

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $66 million of the Company’s net income in the fourth quarter of 2014, compared with $43 million in the fourth quarter of 2013 and $61 million in the third quarter of 2014. The business line’s contribution was $23 million (53.5 percent) higher than the same quarter of 2013, principally due to an increase in total net revenue. Total net revenue increased by $40 million (9.6 percent) year-over-year, driven by a $25 million (7.5 percent) increase in total noninterest income, reflecting the impact of account growth, improved market conditions, and business expansion. In addition, net interest income increased by $15 million (17.6 percent), principally due

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

to higher average loan and deposit balances and an increase in the margin benefit of corporate trust deposits. Total noninterest expense increased by $2 million (.6 percent) primarily as a result of higher professional services and compensation and employee benefits expense, including the impact of business expansion, partially offset by lower net shared services expense. The provision for credit losses increased $2 million compared with the prior year quarter due to an unfavorable change in the reserve allocation.

The business line’s contribution in the fourth quarter of 2014 was $5 million (8.2 percent) higher than the prior quarter. Total net revenue increased on a linked quarter basis, reflecting an increase in net interest income of $4 million (4.2 percent), principally due to higher average deposit balances and the impact of higher rates on the margin benefit from corporate trust deposits. In addition, an increase in total noninterest income of $5 million (1.4 percent) was due to higher trust and investment management fees, resulting from improved market conditions and higher fees. Total noninterest expense was $6 million (1.7 percent) higher than the prior quarter as higher professional services expense was partially offset by lower compensation and employee benefits expense. The provision for credit losses decreased $5 million (83.3 percent) on a linked quarter basis due to a favorable change in the reserve allocation.

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $294 million of the Company’s net income in the fourth quarter of 2014, compared with $235 million in the fourth quarter of 2013 and $298 million in the third quarter of 2014. The $59 million (25.1 percent) increase in the business line’s contribution over the prior year was due to an increase in total net revenue and a lower provision for credit losses, partially offset by an increase in total noninterest expense. Total net revenue increased by $88 million (7.2 percent) year-over-year. Net interest income increased by $53 million (12.7 percent), primarily due to higher average loan balances and fees and improved loan rates. Total noninterest income was $35 million (4.3 percent) higher year-over-year, due to higher merchant processing services revenue driven by increased product fees and transaction volumes, partially offset by lower rates, and an increase in credit and debit card revenue on higher transaction volumes. Total noninterest expense increased by $21 million (3.4 percent) over the fourth quarter of 2013, primarily due to higher compensation and employee benefits expense and net shared services expense, including the impact of business initiatives, partially offset by reductions in technology and communications expense and other intangibles expense. The provision for credit losses decreased by $23 million (10.6 percent) due to a favorable change in the reserve allocation and lower net charge-offs.

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

Payment Services’ contribution in the fourth quarter of 2014 decreased $4 million (1.3 percent) from the third quarter of 2014. Total net revenue increased $28 million (2.2 percent) on a linked quarter basis driven by higher net interest income. Net interest income increased by $27 million (6.1 percent) over the third quarter mainly due to higher average loan balances and seasonally lower rebate costs on the Company’s government card program. Total noninterest income increased by $1 million (.1 percent), reflecting an increase in credit and debit card revenue due to higher transaction volumes, partially offset by lower corporate payment products revenue due to seasonally lower government-related transaction volumes. Total noninterest expense was $32 million (5.2 percent) higher on a linked quarter basis primarily due to higher net shared services, professional services, and compensation expenses. The provision for credit losses was $3 million (1.6 percent) higher on a linked quarter basis due to higher net charge-offs and an unfavorable change in the reserve allocation.

Treasury and Corporate Support includes the Company’s investment portfolios, most covered commercial and commercial real estate loans and related other real estate owned, funding, capital management, interest rate risk management, the net effect of transfer pricing related to average balances, income taxes not allocated to business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $536 million in the fourth quarter of 2014, compared with $500 million in the fourth quarter of 2013 and $536 million in the third quarter of 2014. Net interest income increased by $35 million (6.0 percent) over the fourth quarter of 2013, principally due to an increase in average balances in the investment securities portfolio and lower rates on short-term borrowings, partially offset by lower income from the run-off of acquired assets. Total noninterest income increased by $178 million over the fourth quarter of last year, mainly due to gains on the sales of equity investments and higher commercial products revenue. Total noninterest expense increased by $51 million (18.1 percent), principally due to accruals related to recent developments in several legal matters and charitable contributions, partially offset by a decrease in employee benefits expense resulting from lower pension costs and lower costs for investments in tax-advantaged projects related to a change in accounting for affordable housing investments in the first quarter of 2014. The provision for credit losses was $6 million (60.0 percent) higher year-over-year, due to an increase in net charge-offs, partially offset by a favorable change in the reserve allocation.

Net income in the fourth quarter of 2014 was flat on a linked quarter basis, as an increase in total net revenue was offset by an increase in total noninterest expense and provision for credit losses. Total net

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

revenue was $154 million (20.2 percent) higher than the prior quarter primarily due to the Nuveen gain. A $160 million (93.0 percent) increase in total noninterest expense was primarily due to seasonally higher costs related to investments in tax-advantaged projects, accruals related to recent developments in several legal matters and charitable contributions. The provision for credit losses was $9 million higher compared with the third quarter of 2014 due to an increase in net charge-offs, partially offset by a favorable change in the reserve allocation.

Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-4328.

On Wednesday, January 21, 2015, at 8:30 a.m. CST, Richard K. Davis, chairman, president and chief executive officer, and Andrew Cecere, vice chairman and chief operating officer, will host a conference call to review the financial results. The conference call will be available online and by telephone. The presentation used during the call will be available at www.usbank.com. To access the webcast and presentation, go to www.usbank.com and click on “About U.S. Bank.” The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side of the bottom of the page. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 30798560. For those unable to participate during the live call, a recording of the call will be available beginning approximately two hours after the conference call ends on Wednesday, January 21 and will be accessible through Wednesday, January 28 at 11:00 p.m. CST. To access the recorded message within the United States and Canada, dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 30798560.

Minneapolis-based U.S. Bancorp (“USB”), with $403 billion in assets as of December 31, 2014, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The Company operates 3,176 banking offices in 25 states and 5,022 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. A reversal or slowing of the current economic recovery or another severe contraction could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a downturn in the residential real estate markets could cause credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be negatively impacted by recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; breaches in data security; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputational risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2013, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. However, factors other than these also could adversely affect U.S. Bancorp’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

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U.S. Bancorp Reports Fourth Quarter 2014 Results

January 21, 2015

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets,

•	Tangible common equity to risk-weighted assets,

•	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach,

•	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches, and for additional information,

•	Tier 1 common equity to risk-weighted assets using Basel I definition.

These measures are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These measures differ from currently effective capital ratios defined by banking regulations principally in that the numerator includes unrealized gains and losses related to available-for-sale securities and excludes preferred securities, including preferred stock, the nature and extent of which varies among different financial services companies. These measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in federal banking regulations. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

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U.S. Bancorp

Consolidated Statement of Income

	Three Months Ended		Year Ended
(Dollars and Shares in Millions, Except Per Share Data)	December 31,		December 31,
(Unaudited)	2014	2013	2014	2013
Interest Income
Loans	$2,541	$2,595	$10,113	$10,277
Loans held for sale	41	31	128	203
Investment securities	488	409	1,866	1,631
Other interest income	32	33	121	174

Total interest income	3,102	3,068	12,228	12,285
Interest Expense
Deposits	117	128	465	561
Short-term borrowings	59	83	263	353
Long-term debt	182	180	725	767

Total interest expense	358	391	1,453	1,681

Net interest income	2,744	2,677	10,775	10,604
Provision for credit losses	288	277	1,229	1,340

Net interest income after provision for credit losses	2,456	2,400	9,546	9,264
Noninterest Income
Credit and debit card revenue	272	263	1,021	965
Corporate payment products revenue	174	166	724	706
Merchant processing services	384	367	1,511	1,458
ATM processing services	80	79	321	327
Trust and investment management fees	322	297	1,252	1,139
Deposit service charges	180	177	693	670
Treasury management fees	136	130	545	538
Commercial products revenue	219	243	854	859
Mortgage banking revenue	235	231	1,009	1,356
Investment products fees	49	45	191	178
Securities gains (losses), net	1	1	3	9
Other	318	157	1,040	569

Total noninterest income	2,370	2,156	9,164	8,774
Noninterest Expense
Compensation	1,151	1,103	4,523	4,371
Employee benefits	245	275	1,041	1,140
Net occupancy and equipment	248	240	987	949
Professional services	132	118	414	381
Marketing and business development	129	103	382	357
Technology and communications	219	209	863	848
Postage, printing and supplies	86	80	328	310
Other intangibles	51	56	199	223
Other	543	498	1,978	1,695

Total noninterest expense	2,804	2,682	10,715	10,274

Income before income taxes	2,022	1,874	7,995	7,764
Applicable income taxes	521	403	2,087	2,032

Net income	1,501	1,471	5,908	5,732
Net (income) loss attributable to noncontrolling interests	(13)	(15)	(57)	104

Net income attributable to U.S. Bancorp	$1,488	$1,456	$5,851	$5,836

Net income applicable to U.S. Bancorp common shareholders	$1,420	$1,389	$5,583	$5,552

Earnings per common share	$.79	$.76	$3.10	$3.02
Diluted earnings per common share	$.79	$.76	$3.08	$3.00
Dividends declared per common share	$.245	$.230	$.965	$.885
Average common shares outstanding	1,787	1,821	1,803	1,839
Average diluted common shares outstanding	1,796	1,832	1,813	1,849

U.S. Bancorp

Consolidated Ending Balance Sheet

	December 31,	December 31,
(Dollars in Millions)	2014	2013
Assets
Cash and due from banks	$10,654	$8,477
Investment securities
Held-to-maturity	44,974	38,920
Available-for-sale	56,069	40,935
Loans held for sale	4,792	3,268
Loans
Commercial	80,377	70,033
Commercial real estate	42,795	39,885
Residential mortgages	51,619	51,156
Credit card	18,515	18,021
Other retail	49,264	47,678

Total loans, excluding covered loans	242,570	226,773
Covered loans	5,281	8,462

Total loans	247,851	235,235
Less allowance for loan losses	(4,039)	(4,250)

Net loans	243,812	230,985
Premises and equipment	2,618	2,606
Goodwill	9,389	9,205
Other intangible assets	3,162	3,529
Other assets	27,059	26,096

Total assets	$402,529	$364,021

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$77,323	$76,941
Interest-bearing	177,452	156,165
Time deposits greater than $100,000	27,958	29,017

Total deposits	282,733	262,123
Short-term borrowings	29,893	27,608
Long-term debt	32,260	20,049
Other liabilities	13,475	12,434

Total liabilities	358,361	322,214
Shareholders’ equity
Preferred stock	4,756	4,756
Common stock	21	21
Capital surplus	8,313	8,216
Retained earnings	42,530	38,667
Less treasury stock	(11,245)	(9,476)
Accumulated other comprehensive income (loss)	(896)	(1,071)

Total U.S. Bancorp shareholders’ equity	43,479	41,113
Noncontrolling interests	689	694

Total equity	44,168	41,807

Total liabilities and equity	$402,529	$364,021

U.S. Bancorp

Non-GAAP Financial Measures

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in Millions, Unaudited)	2014	2014	2014	2014	2013
Total equity	$44,168	$43,829	$43,386	$42,743	$41,807
Preferred stock	(4,756)	(4,756)	(4,756)	(4,756)	(4,756)
Noncontrolling interests	(689)	(688)	(686)	(689)	(694)
Goodwill (net of deferred tax liability) (1)	(8,403)	(8,503)	(8,548)	(8,352)	(8,343)
Intangible assets, other than mortgage servicing rights	(824)	(877)	(925)	(804)	(849)

Tangible common equity (a)	29,496	29,005	28,471	28,142	27,165
Tangible common equity (as calculated above)	29,496	29,005	28,471	28,142	27,165
Adjustments (2)	172	187	224	239	224

Common equity tier 1 capital estimated for the Basel III fully implemented standardized and advanced approaches (b)	29,668	29,192	28,695	28,381	27,389
Tier 1 capital, determined in accordance with prescribed regulatory requirements using Basel I definition					33,386
Preferred stock					(4,756)
Noncontrolling interests, less preferred stock not eligible for Tier 1 capital					(688)

Tier 1 common equity using Basel I definition (c)					27,942
Total assets	402,529	391,284	389,065	371,289	364,021
Goodwill (net of deferred tax liability) (1)	(8,403)	(8,503)	(8,548)	(8,352)	(8,343)
Intangible assets, other than mortgage servicing rights	(824)	(877)	(925)	(804)	(849)

Tangible assets (d)	393,302	381,904	379,592	362,133	354,829
Risk-weighted assets, determined in accordance with prescribed regulatory requirements (3) (e)	317,398 *	311,914	309,929	302,841	297,919
Adjustments (4)	11,110 *	12,837	12,753	13,238	13,712

Risk-weighted assets estimated for the Basel III fully implemented standardized approach (f)	328,508 *	324,751	322,682	316,079	311,631
Risk-weighted assets, determined in accordance with prescribed transitional advanced approaches regulatory requirements	248,596 *	243,909	241,929
Adjustments (5)	3,270 *	3,443	3,383

Risk-weighted assets estimated for the Basel III fully implemented advanced approaches (g)	251,866 *	247,352	245,312
Ratios *
Tangible common equity to tangible assets (a)/(d)	7.5%	7.6%	7.5%	7.8%	7.7%
Tangible common equity to risk-weighted assets (a)/(e)	9.3	9.3	9.2	9.3	9.1
Tier 1 common equity to risk-weighted assets using Basel I definition (c)/(e)	—	—	—	—	9.4
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach (b)/(f)	9.0	9.0	8.9	9.0	8.8
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches (b)/(g)	11.8	11.8	11.7

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements beginning March 31, 2014.
(2)	Includes net losses on cash flow hedges included in accumulated other comprehensive income and other adjustments.
(3)	2014 amounts calculated under the Basel III transitional standardized approach; December 31, 2013, calculated under Basel I.
(4)	Includes higher risk-weighting for unfunded loan commitments, investment securities, residential mortgages, mortgage servicing rights and other adjustments.
(5)	Primarily reflects higher risk-weighting for mortgage servicing rights.